Exhibit 10.3

WALGREENS BOOTS ALLIANCE, INC.

2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

These materials, which may include descriptions of company stock plans, prospectuses and other information and documents, and the information they contain, are provided by Walgreens Boots Alliance, Inc., not by Fidelity, and are not an offer or solicitation by Fidelity for the purchase of any securities or financial instruments.  These materials were prepared by Walgreens Boots Alliance, Inc., which is solely responsible for their contents and for compliance with legal and regulatory requirements.  Fidelity is not connected with any offering or acting as an underwriter in connection with any offering of securities or financial instruments of Walgreens Boots Alliance, Inc.  Fidelity does not review, approve or endorse the contents of these materials and is not responsible for their content.

WALGREENS BOOTS ALLIANCE, INC.
2013 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant Name:  James A Skinner

Grant Date:  November 1, 2016 (the "Grant Date")

Units Granted:  86,238

Vesting:  Three years from Grant Date (the "Vesting Date")

This document (referred to below as this “Agreement”) spells out the terms and conditions of the Restricted Stock Unit Award (the “Award”) granted to you by Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (the “Plan”) on and as of the Grant Date designated above.  Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan.  For purposes of this Agreement, "Employer" means the entity (the Company or the Affiliate) that employs you on the applicable date.  The Plan, as it may be amended from time to time, is incorporated into this Agreement by this reference.

You and the Company agree as follows:

1.         Grant of Restricted Stock Units.  Pursuant to the approval and direction of the Compensation Committee of the Company’s Board of Directors (the “Committee”), the Company hereby grants you the number of Restricted Stock Units specified above (the “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Agreement.

2.         Restricted Stock Unit Account and Dividend Equivalents.  The Company will maintain an account (the “Account”) on its books in your name to reflect the number of Restricted Stock Units awarded to you as well as any additional Restricted Stock Units credited as a result of Dividend Equivalents.  The Account will be administered as follows:

(a)           The Account is for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.

(b)           As of each record date with respect to which a cash dividend is to be paid with respect to shares of Company common stock par value US$.01 per share (“Stock”), the Company will credit your Account with an equivalent amount of Restricted Stock Units determined by dividing the value of the cash dividend that would have been paid on your Restricted Stock Units if they had been shares of Stock, divided by the value of Stock on such date.

(c)           If dividends are paid in the form of shares of Stock rather than cash, then your Account will be credited with one additional Restricted Stock Unit for each share of Stock that would have been received as a dividend had your outstanding Restricted Stock Units been shares of Stock.

(d)           Additional Restricted Stock Units credited via Dividend Equivalents shall vest or be forfeited at the same time as the Restricted Stock Units to which they relate.

3.         Restricted Period.  The period prior to the vesting date with respect each Restricted Stock Unit is referred to as the “Restricted Period.”  Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 4, 5, 6 or 7 of this Agreement, as applicable, your Restricted Stock Units will become vested and be settled as described in Section 8 below, as of the vesting date or dates indicated in the introduction to this Agreement, provided the performance goal in this Section 3 (“Performance Goal”) is satisfied as of the end of the applicable performance period.  The Performance Goal will be established and certified by the Committee and cover one or more Company performance goals over the course of the Company’s 2017 fiscal year.  If the Performance Goal is not attained as of the end of this performance period, the Restricted Stock Units awarded hereunder shall be thereupon forfeited..

4.         Disability or Death.  If during the Restricted Period you have a Termination of Service by reason of Disability or death, then the Restricted Stock Units will become fully vested as of the date of your Termination of Service and the Vesting Date shall become the date of your Termination of Service.  Any Restricted Stock Units becoming vested by reason of your Termination of Service by reason of Disability or death shall be settled as provided in Section 8.

5.         Retirement.  If prior to the end of the first 12 months of the Restricted Period you have a Termination of Service by reason of retirement from the Company’s Board of Directors, as reasonably determined by the Committee, then, subject to satisfaction of the Performance Goal, the Restricted Stock Units will become vested on a prorated basis as of the later of the end of the performance period for the Performance Goal and the date of your Termination of Service, with such pro-ration based on the number of full months of service completed during the Restricted Period, divided by 36 months.  If on or after the end of the first 12 months of the Restricted Period you have a Termination of Service by reason of retirement from the Company’s Board of Directors, as reasonably determined by the Committee, then, subject to satisfaction of the Performance Goal, the Restricted Stock Units will become fully vested as of the date of your Termination of Service.  Any Restricted Stock Units becoming vested by reason of your retirement shall be settled as provided in Section 8.

6.         Termination of Service Following a Change in Control.  If during the Restricted Period there is a Change in Control of the Company and within the one-year period thereafter you have a Termination of Service initiated by your Employer other than for Cause (as defined in Section 7), then your Restricted Stock Units shall become fully vested, and they shall be settled in accordance with Section 9.  For purposes of this Section 6, a Termination of Service initiated by your Employer shall include a Termination of Employment for Good Reason under - and pursuant to the terms and conditions of – the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan, but only to the extent applicable to you as an eligible participant in such Plan.

7.         Other Termination of Service.  If during the Restricted Period you have a voluntary or involuntary Termination of Service for any reason other than as set forth in Section 4, 5 or 6 above or Section 9 below, as determined by the Committee, then you shall thereupon forfeit any Restricted Stock Units that are still in a Restricted Period on your termination date.  For purposes of this Agreement, “Cause” means any one or more of the following, as determined by the Committee in its sole discretion:

(a)           your commission of a felony or any crime of moral turpitude;

(b)           your dishonesty or material violation of standards of integrity in the course of fulfilling your duties to the Company or any Affiliate;

(c)           your material violation of a material written policy of the Company or any Affiliate violation of which is grounds for immediate termination;

(d)           your willful and deliberate failure to perform your duties to the Company or any Affiliate in any material respect, after reasonable notice of such failure and an opportunity to correct it; or

(e)           your failure to comply in any material respect with the United States (“U.S.”) Foreign Corrupt Practices Act, the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the U.S. Sarbanes-Oxley Act of 2002, the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the U.S. Truth in Negotiations Act, or any rules or regulations thereunder.

8.         Settlement of Vested Restricted Stock Units.  Subject to the requirements of Section 13 below, as promptly as practicable after the applicable Vesting Date, whether occurring upon your Separation from Service or otherwise, but in no event later than 75 days after the Vesting Date, the Company shall transfer to you one share of Stock for each Restricted Stock Unit becoming vested at such time, net of any applicable tax withholding requirements in accordance with Section 10 below; provided, however, that, if you are a Specified Employee at the time of Separation from Service, then to the extent your Restricted Stock Units are deferred compensation subject to Section 409A of the Code, settlement of which is triggered by your Separation from Service (other than for death), payment shall not be made until the date which is six months after your Separation from Service.

Notwithstanding the foregoing, if you are resident or employed outside of the U.S., the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of:

(a)           a cash payment (in an amount equal to the Fair Market Value of the Stock that corresponds with the number of vested Restricted Stock Units) to the extent that settlement in shares of Stock (i) is prohibited under local law, (ii) would require you, the Company or an Affiliate to obtain the approval of any governmental or regulatory body in your country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or an Affiliate or (iv) is administratively burdensome; or

(b)           shares of Stock, but require you to sell such shares of Stock immediately or within a specified period following your Termination of Service (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Stock on your behalf).

9.         Settlement Following Change in Control.  Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, fulfill its obligation with respect to all or any portion of the Restricted Stock Units that become vested in accordance with Section 6 above, by:

(a)           delivery of (i) the number of shares of Stock that corresponds with the number of Restricted Stock Units that have become vested or (ii) such other ownership interest as such shares of Stock that correspond with the vested Restricted Stock Units may be converted into by virtue of the Change in Control transaction;

(b)           payment of cash in an amount equal to the Fair Market Value of the Stock that corresponds with the number of vested Restricted Stock Units at that time; or

(c)           delivery of any combination of shares of Stock (or other converted ownership interest) and cash having an aggregate Fair Market Value equal to the Fair Market Value of the Stock that corresponds with the number of Restricted Stock Units that have become vested at that time.

Settlement shall be made as soon as practical after the Restricted Stock Units become fully vested under Section 6, but in no event later than 30 days after such date.

10.       Responsibility for Taxes; Tax Withholding.

(a)           You acknowledge that, regardless of any action taken by the Company or your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer.  You further acknowledge that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any Dividend Equivalents and/or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)           Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company, your Employer or its agent to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding from the shares of Stock to be delivered upon settlement of the Award that number of shares of Stock having a Fair Market Value equal to (but not in excess of) the minimum amount required by law to be withheld.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory minimum withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent.  If the obligation for Tax-Related Items is satisfied by withholding from the shares of Stock to be delivered upon settlement of the Award, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares of Stock (or cash payment) or the proceeds from the sale of shares of Stock if you fail to comply with your obligations in connection with the Tax-Related Items.

11.       Nontransferability.  During the Restricted Period and thereafter until Stock is transferred to you in settlement thereof, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Stock Units whether voluntarily or involuntarily or by operation of law, other than by beneficiary designation effective upon your death, or by will or by the laws of intestacy.

12.       Rights as Shareholder.  You shall have no rights as a shareholder of the Company with respect to the Restricted Stock Units until such time as a certificate of stock for the Stock issued in settlement of such Restricted Stock Units has been issued to you or such shares of Stock have been recorded in your name in book entry form. Until that time, you shall not have any voting rights with respect to the Restricted Stock Units.  Except as provided in Section 9 above, no adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date on which you become the holder of record thereof.  Anything herein to the contrary notwithstanding, if a law or any regulation of the U.S. Securities and Exchange Commission or of any other body having jurisdiction shall require the Company or you to take any action before shares of Stock can be delivered to you hereunder, then the date of delivery of such shares may be delayed accordingly.

13.       Securities Laws.  If a Registration Statement under the U.S. Securities Act of 1933, as amended, is not in effect with respect to the shares of Stock to be delivered pursuant to this Agreement, you hereby represent that you are acquiring the shares of Stock for investment and with no present intention of selling or transferring them and that you will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Stock may then be listed.

14.       Not a Public Offering.  If you are resident outside the U.S., the grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (or country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.

15.       Insider Trading/Market Abuse Laws.  Your country of residence may have insider trading and/or market abuse laws that may affect your ability to acquire or sell shares of Stock under the Plan during such times you are considered to have “inside information” (as defined in the laws in your country).  These laws may be the same or different from any Company insider trading policy.  You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

16.       Repatriation; Compliance with Law.  If you are resident or employed outside the U.S., as a condition of the Award, you agree to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of employment, if different).  In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different).  Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of employment, if different).

17.       No Advice Regarding Grant.  No employee of the Company is permitted to advise you regarding your participation in the Plan or your acquisition or sale of the shares of Stock underlying the Restricted Stock Units.  You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

18.       Change in Stock.  In the event of any change in Stock, by reason of any stock dividend, recapitalization, reorganization, split-up, merger, consolidation, exchange of shares, or of any similar change affecting Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.

19.       Nature of the Award.  In accepting the Award, you acknowledge, understand and agree that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and limited in duration, and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time;

(b)           the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)           all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the Award, the number of shares subject to the Award, and the vesting provisions applicable to the Award;

(d)           the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any Affiliate and shall not interfere with the ability of the Company, your Employer or an Affiliate, as applicable, to terminate your employment or service relationship;

(e)           you are voluntarily participating in the Plan;

(f)            the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;

(g)           the Award, the shares of Stock subject to the Award and the value of same, is an extraordinary item of compensation outside the scope of your employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)           the future value of the shares of Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(i)            unless otherwise determined by the Committee in its sole discretion, a Termination of Service shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period;

(j)            no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, your Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)           unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock of the Company; and

(l)            neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement of the Award.

20.       Committee Authority; Recoupment.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recoupment policy, all of which shall be binding upon you and any claimant.  Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

21.       Non-Competition, Non-Solicitation and Confidentiality.  As a condition to the receipt of this Award, you must agree to the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A by executing that Agreement.  Failure to execute and return the Non-Competition, Non-Solicitation and Confidentiality Agreement within 120 days of the Grant Date shall constitute your decision to decline to accept this Award.

22.       Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company's grant of the Restricted Stock Units and your participation in the Plan.  The collection, processing and transfer of personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan.  As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein:

(a)           The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data").  The Data may be provided by you or collected, where lawful, from the Company, its Affiliates and/or third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (or country of employment, if different).  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the participation in the Plan.

(b)           The Company and your Employer will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or your Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, as may be required for the administration of the Plan and/or the subsequent holding of the shares of Stock on your behalf, to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

(c)           You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (v) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which case, your Restricted Stock Units will become null and void).  You may seek to exercise these rights by contacting your Human Resources manager or the Company's Human Resources Department, who may direct the matter to the applicable Company privacy official.

23.       Addendum to Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in the addendum to the Agreement, attached hereto as Exhibit B (the “Addendum”).  Further, if you transfer your residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).  The Addendum shall constitute part of this Agreement.

24.       Additional Requirements.  The Company reserves the right to impose other requirements on the Restricted Stock Units, any shares of Stock acquired pursuant to the Restricted Stock Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan.  Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.       Amendment or Modification, Waiver.  Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless the amendment or waiver is agreed to in writing, signed by you and by a duly authorized officer of the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

26.       Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to the Award or your future participation in the Plan.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27.       Governing Law and Jurisdiction.  This Agreement is governed by the substantive and procedural laws of the state of Illinois.  You and the Company shall submit to the exclusive jurisdiction of, and venue in, the courts in Illinois in any dispute relating to this Agreement without regard to any choice of law rules thereof which might apply the laws of any other jurisdictions.

28.       English Language.  If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English.  If you have received this Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

29.       Conformity with Applicable Law.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

30.       Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder.

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This Agreement contains highly sensitive and confidential information.  Please handle it accordingly.

Please read the attached Exhibits A and B.  Once you have read and understood this Agreement and Exhibits A and B, please click the acceptance box to certify and confirm your agreement to be bound by the terms and conditions of this Agreement and Exhibits A and B, and to acknowledge your receipt of the Prospectus, the Plan and this Agreement and your acceptance of the terms and conditions of the Award granted hereunder.

EXHIBIT A

WALGREENS BOOTS ALLIANCE, INC. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit forms a part of the Restricted Stock Unit Award Agreement covering Options awarded to an employee of Walgreens Boots Alliance, Inc., on behalf of itself, its affiliates, subsidiaries, and successors (collectively referred to as “Employee” and the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he or she has or will receive, contribute, or develop such confidential information; and

WHEREAS, the Company desires to protect from its competitors such confidential information and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in consideration of the Restricted Stock Unit issued to Employee pursuant the Agreement to which this is attached as Exhibit A, Employee agrees to be bound by the terms of this Agreement:

1.          Confidentiality.  At all times during and after the termination of my employment with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company, utilize or disclose to anyone outside of the Company any Trade Secrets or other Confidential Information of the Company or any information received by the Company in confidence from or about third parties, as long as such matters remain Trade Secrets or otherwise confidential, as further defined below.

a.
“Trade Secrets” are a form of intellectual property and may include all tangible and intangible forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, and may in particular include such things as pricing information, business records, software programs, algorithms, inventions, patent applications, and designs and processes not known outside the Company.  Trade Secrets may be stored, compiled, memorialized or contained in various forms or media, such as paper, electronic media or transmission (such as disc, email, file transfers, tape, or web site features), all other forms of audio and/or video transfer, or even oral communications.

b.
“Confidential Information” shall include Trade Secrets and, more broadly, any information or material which is not generally known to the public, and which (i) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business of the Company or the Company’s actual or prospective vendors or clients; or (ii) is suggested by or results from any task assigned to me by the Company or work performed by me for or on behalf of the Company or any client of the Company.  Confidential Information shall not be considered generally known to the public if revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company.   Confidential Information may take a variety of forms including but not limited to paper, electronic, media or transmission (such as email, file transfers, tape or web site features), and all other forms of audio and/or video transfer. Examples of confidential information include, but are not limited to, customer, referral source, supplier and contractor identification and contacts, confidential information about customers, business relationships, contract terms, pricing and margins, business, marketing and customer plans and strategies, financial data, techniques, formulations, technical know-how, formulae, research, development and production information, processes, designs, architectures, prototypes, models, software,  patent applications and plans, projections, proposals, discussion guides, personal or performance information about employees, or legal advice related to the foregoing.

The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations I have by law with respect to the Company’s Confidential Information, including any obligations I may owe under the federal Defend Trade Secrets Act of 2016 (the “TSA”) and any applicable state statutes.  Further, nothing herein shall prohibit me from divulging evidence of criminal wrongdoing to law enforcement or prohibit me from disclosing Confidential Information or Trade Secrets if compelled by order of court or an agency of competent jurisdiction or as required by law; however, I shall promptly inform the Company of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information or Trade Secrets until the Company has been informed of such required disclosure and has had a reasonable opportunity to seek a protective order. Pursuant to the TSA, I understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret, except pursuant to court order.   Nothing in this Agreement is intended to conflict with the TSA or create liability for disclosures of Trade Secrets that are expressly allowed by TSA.

2.         Non-Competition.  I agree that during my employment with the Company and for one year after the termination of my employment, I will not, directly or indirectly, invest in, own, operate, finance, control, or provide Competing Services to any Competing Business Line, in both cases as defined below.  I understand that the restrictions in this paragraph apply no matter whether my employment is terminated by me or the Company and no matter whether that termination is voluntary or involuntary.  The above restrictions shall not apply to passive investments of less than 5% ownership interest in any entity. I understand that the term “Competing Business Line” used in this Agreement means any business that is in competition with any business engaged in by the Company with respect to which I provide substantial services during the last two years of my employment with the Company.

I understand that I will be deemed to be providing “Competing Services” if the nature of such services are sufficiently similar in position, scope and geographic area to any position held by me during the last two years of my employment with the Company.

3.         Non-Solicitation.  I agree that during my employment with the Company and for two years after the termination of my employment from the Company for any reason, whether voluntary or involuntary:

(a)
I will not directly or indirectly, solicit any Restricted Customer for purposes of providing Competing Products or Services, or offer, provide or sell Competing Products or Services to any Restricted Customer.  For purposes of this Agreement, “Competing Products or Services” means products or services that are competitive with products or services offered by, developed by, designed by or distributed by the Company to any Restricted Customer, and “Restricted Customer” means any person, company or entity which was a customer, potential customer, vendor, supplier or referral source of the Company and with which I had direct contact or about which I learned confidential information at any time during the last two years of my employment with the Company; and

(b)
I will not, nor will I assist any third party to, directly or indirectly (i) raid, hire, solicit, or attempt to persuade any employee of the Company with whom I currently work or with whom I worked at any point during the last two years preceding the termination of my employment with the Company,  and who possesses or had access to confidential information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such employee of his/her duties for the Company; or (iii) communicate with any such employee for the purposes described in items (i) and (ii) in this paragraph.

4.         Non-Inducement.  I will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by me.

5.         Non-Disparagement.  I agree (whether or not I am then an Employee) not to make negative comments or otherwise disparage the Company, its Affiliates, or any of their officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of my duties to the Company and its Affiliates while I am employed by the Company and its Affiliates and thereafter.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

6.         Intellectual Property.  The term "Intellectual Property" shall mean all trade secrets, ideas, inventions, designs, developments, devices, software, computer programs, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works (whether or not included in the Confidential Information) and all registrations and  applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, or reduced to practice by Employee or anyone acting on his/her behalf (whether alone or jointly with others) at any time from the beginning of Employee’s employment with Walgreens Boots Alliance, Inc. to the termination of that employment plus ninety (90) days, that (i) relate to the business or to the actual or anticipated research or development of Walgreens Boots Alliance, Inc.; (ii) result from any services that Employee or anyone acting on its behalf perform for Walgreens; or (iii) are created using the equipment, supplies or facilities of Walgreens Boots Alliance, Inc. or any Confidential Information.

a.
Ownership.  All Intellectual Property is, shall be and shall remain the exclusive property of the Company.  Employee hereby assigns to the Company all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, the Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the "work-made-for-hire" doctrine (rather than by assignment), as such term is defined in the 1976 Copyright Act.  All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary which may be placed on such works by Employee or by others.  Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee or anyone acting on his/her behalf shall conform to the Company's practices and shall specify the Company as the owner of the work.  The Company hereby provides notice to Employee that the obligation to assign does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

b.
Keep Records.  Employee shall keep and maintain, or cause to be kept and maintained by anyone acting on his/her behalf, adequate and current written records of all Intellectual Property in the form of notes, sketches, drawings, computer files, reports or other documents relating thereto.  Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times during the term of this Agreement.

c.
Assistance. Employee shall supply all assistance requested in securing for Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such Intellectual Property, and will provide full information regarding any such item and execute all appropriate documentation prepared by Company in applying or otherwise registering, in Company’s name, all rights to any such item or the defense and protection of such Intellectual Property.

d.
Prior Inventions.  Employee has disclosed to the Company any continuing obligations to any third party with respect to Intellectual Property.  Employee claims no rights to any inventions created prior to his/her employment for which a patent application has not previously been filed, unless he/she has described them in detail on a schedule attached to this Agreement.

e.	Trade Secret Provisions. The provisions in Paragraph 1 with regard to Trade Secrets and the TSA shall apply as well in the context of the parties’ Intellectual Property rights and obligations.

7.         Return of Company Property.  I agree that I will not take any of the Company’s property or information with me when I leave the Company’s employ, no matter what form that property or information is in and no matter how I acquired it.  When my employment with the Company terminates, I will immediately return to the Company any and all Company information, documents, and electronics.

8.         Consideration and Acknowledgments.  I acknowledge and agree that the covenants described in this Agreement are essential terms, and the underlying Stock Option Award would not be provided by the Company in the absence of these covenants.  I further acknowledge that these covenants are supported by adequate consideration as set forth in this Agreement and are not in conflict with any public interest.  I further acknowledge and agree that I fully understand these covenants, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, and have voluntarily agreed to comply with these covenants for their stated terms.  I further acknowledge and agree that these covenants are reasonable and enforceable in all respects.

9.         Enforceability; General Provisions.

(a)
I agree that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Agreement will not prevent me from earning a livelihood following the termination of my employment, and that these covenants do not place undue restraint on me.

(b)
Because the Company’s current base of operations is in Illinois and my connections thereto, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, where this Agreement is entered into, without giving effect to any conflict of law provisions, and (ii) I consent to personal jurisdiction and the exclusive jurisdiction of the state and federal courts of Illinois with respect to any claim, dispute or declaration arising out of this Agreement.

(c)
In the event of a breach or a threatened breach of this Agreement, I acknowledge that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Agreement.

(d)
I agree that if a court determines that any of the provisions in this Agreement is unenforceable or unreasonable in duration, territory, or scope, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.

(e)
If any phrase or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, that phrase, clause or provision shall be deemed severed from this Agreement, and will not affect the enforceability of any other provisions of this Agreement, which shall otherwise remain in full force and effect.

(f)
Notwithstanding the foregoing provisions of this Agreement, the non-competition provisions of Paragraph 2 above shall not restrict Employee from performing legal services as a licensed attorney for a Competing Business to the extent that the attorney licensure requirements in the applicable jurisdiction do not permit Employee to agree to the otherwise applicable restrictions of Paragraph 2.

(g)
Waiver of any of the provisions of this Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Agreement.

(h)	I agree that the Company may assign this Agreement to its successors and assigns and that any such successor or assign may stand in the Company’s shoes for purposes of enforcing this Agreement.

(i)
I agree to reimburse the Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.

(j)	If I violate this Agreement, then the restrictions set out in Paragraphs 2 - 6 shall be extended by the same period of time as the period of time during which the violation(s) occurred.

(k)
I fully understand my obligations in this Agreement, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, and have voluntarily agreed to comply with these covenants for their stated terms.

10.       Relationship of Parties.  I acknowledge that my relationship with the Company is “terminable at will” by either party and that the Company or I can terminate the relationship with or without cause and without following any specific procedures.  Nothing contained in this Agreement is intended to or shall be relied upon to alter the “terminable at will” relationship between the parties.  I agree that my obligations in this Agreement shall survive the termination of my employment from the Company for any reason and shall be binding upon my successors, heirs, executors and representatives.

11.       Modifications and Other Agreements.  I agree that the terms of this Agreement may not be modified except by a written agreement signed by both me and the Company.  This Agreement shall not supersede any other restrictive covenants to which I may be subject under an employment contract, benefit program or otherwise, such that the Company may enforce the terms of any and all restrictive covenants to which I am subject.  The obligations herein are in addition to and do not limit any obligations arising under applicable statutes and common law.

12.       Notification.  I agree that in the event I am offered employment at any time in the future with any entity that may be considered a Competing Business Line, I shall immediately notify such Competing business of the existence and terms of this Agreement.  I also understand and agree that the Company may notify anyone attempting to or later employing me of the existence and provisions of this Agreement.

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By clicking the acceptance box for this grant agreement, I acknowledge receipt of the Restricted Stock Unit Agreement to which this Agreement is attached as Exhibit A, and I agree to the terms and conditions expressed in this Agreement.

EXHIBIT B

ADDENDUM TO THE
WALGREENS BOOTS ALLIANCE, INC. 2013 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

In addition to the terms of the Plan and the Agreement, the Award is subject to the following additional terms and conditions to the extent you reside and/or are employed in one of the countries addressed herein.  Pursuant to Section 23 of the Agreement, if you transfer your residence and/or employment to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate your transfer).  All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

FRANCE

Use of English Language.  You acknowledge that it is your express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Vous reconnaissez avoir expressément exigé la rédaction en anglais de la présente Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relatifs à, ou suite à, la présente Convention.

MEXICO

1.         Commercial Relationship.  You expressly recognize that your participation in the Plan and the Company’s grant of Restricted Stock Units does not constitute an employment relationship between you and the Company.  You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Affiliate in Mexico that employs you, and the Company’s Affiliate in Mexico is your sole employer.  Based on the foregoing, you expressly recognize that (a) the Plan and the benefits you may derive from your participation in the Plan does not establish any rights between you and the Company’s Affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s Affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s Affiliate in Mexico that employs you.

2.         Extraordinary Item of Compensation.  You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum.  As such, you acknowledge and agree that the Company, in its sole discretion, may amend and/or discontinue your participation in the Plan at any time and without any liability.  The Award, the shares of Stock subject to the Award and the value of same is an extraordinary item of compensation outside the scope of your employment contract, if any, and is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Affiliate in Mexico that employs you.

MONACO

Use of English Language.  You acknowledge that it is your express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Vous reconnaissez avoir expressément exigé la rédaction en anglais de la présente Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relatifs à, ou suite à, la présente Convention.

NETHERLANDS

Exclusion of Claim.  You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of your Termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units.  Upon the grant of Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.

SPAIN

1.         Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement:

In accepting the Award, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis.  Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the shares of Stock acquired upon settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Award shall be null and void.

Further, you understand and agree that the vesting of the Restricted Stock Units is expressly conditioned on your continued and active rendering of service, such that upon a Termination of Service, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of your Termination of Service (unless otherwise specifically provided in Section 4, 5 or 6 of the Agreement).  This will be the case, for example, even if (a) you are considered to be unfairly dismissed without good cause; (b) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) you terminate service due to a change of work location, duties or any other employment or contractual condition, (d) you terminate service due to a unilateral breach of contract by the Company or an Affiliate.  Consequently, upon a Termination of Service for any of the above reasons, you may automatically lose any rights to Restricted Stock Units that were not vested on the date of your Termination of Service, as described in the Plan and Agreement.

You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a Termination of Service on your Award.

2.         Termination for Cause.  “Cause” shall be defined as indicated in Section 7 of the Agreement, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

UNITED KINGDOM

1.         Responsibility for Taxes; Tax Withholding.  The following provision supplements Section 10 of the Agreement:

If payment or withholding of the income tax due in connection with the Award is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your Employer, effective as of the Due Date.  You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Agreement.  Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), will not be eligible for a loan to cover the income tax liability.  In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable.  You will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or your Employer (as applicable) the value of any employee NICs due on this additional benefit.

2.         Exclusion of Claim.  You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of your Termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units.  Upon the grant of Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.

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By clicking the acceptance box for this grant agreement, I acknowledge receipt of the Restricted Stock Unit Award Agreement to which this Addendum is attached as Exhibit B, and I agree to the terms and conditions expressed in this Addendum.